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                                                                    EXHIBIT 99.1

                           [LETTERHEAD OF JPMORGAN]

Board of Directors
IBP, inc.
800 Stevens Port Drive
Dakota Dunes, South Dakota 57049

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letters, dated January 1, 2001 and June 26, 2001, respectively, to the Special Committee and Board of Directors, respectively, of IBP, inc. (the "Company") as Appendixes C and D, respectively, to the Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") relating to the proposed merger transaction involving the Company and Tyson Foods, Inc. and to the references in the Registration Statement to our firm and to our opinions. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") promulgated thereunder or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/ J.P. MORGAN SECURITIES INC.
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J.P. Morgan Securities Inc.

New York, New York
August 9, 2001